                               TERM LOAN AGREEMENT



                          dated as of October 22, 1996



                                     between



                             CYTOTHERAPEUTICS, INC.



                                       and



                        THE FIRST NATIONAL BANK OF BOSTON

                               TERM LOAN AGREEMENT
                               -------------------


     This TERM LOAN AGREEMENT (this "Agreement") is made as of October 22, 1996, by and between CYTOTHERAPEUTICS, INC. (the "Borrower"), a Delaware corporation having its principal place of business at Two Richmond Square, Providence, Rhode Island 02906, and THE FIRST NATIONAL BANK OF BOSTON (the "Bank"), a national banking association with its head office at 100 Federal Street, Boston, Massachusetts.

                                 1. DEFINITIONS:
                                    -----------

     Certain capitalized terms are defined below:

     ADVANCE. See [section]2.

     AGREEMENT: See preamble, which term shall include this Agreement and the Schedules and Exhibits hereto, all as amended and in effect from time to time.

     AUTHORIZED INVESTMENT VEHICLES: Those investments permitted by the Policy.

     BANK: See preamble.

     BASE RATE: The higher of (a) the annual rate of interest announced from time to time by the Bank at its head office as the Bank's "base rate" or (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate.

     BORROWER: See preamble.

     BUSINESS DAY: Any day on which banks in Boston, Massachusetts and Providence, Rhode Island, are open for business generally.

     CAPITALIZED LEASES: Leases under which the Borrower is the Lessee or obligor, the discounted, future rental payment obligations under which are required to be capitalized on the balance sheet of the Borrower in accordance with GAAP.

     CASH COLLATERAL ACCOUNT. That certain interest bearing account with the Bank in the name "CytoTherapeutics, Inc. Cash Collateral Account".

     CASH COLLATERAL AGREEMENT. That certain cash collateral agreement of even date herewith between the Borrower and the Bank, pursuant to which the Borrower has granted to the Bank a first priority security interest in the Cash Collateral Account and the amounts from time to time deposited therein, as the same may be amended, restated, supplemented or modified from time to time.

     CASH EQUIVALENTS. (a) Negotiable certificates of deposit and bankers' acceptances, maturing in one hundred eighty (180) days or less from the date of issue, or demand deposit or money market accounts, with any commercial bank or trust company which is organized under the laws of the United States or of any state thereof and which has, or which is owned by a bank holding company which has, total assets in excess of $1,000,000,000; (b) any securities (i) which are commonly known as "commercial paper", (ii) which are due and payable within two hundred seventy (270) days from the date of issue, (iii) which have been issued by any corporation organized under the laws of the United States or of any state thereof or issued by a foreign corporation if such securities are denominated in United States dollars, and (iv) the ratings for which, at the time of the acquisition thereof by the Borrower are not less than "P-1" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard and Poor's Corporation; (c) any marketable direct or unconditionally guaranteed obligations of the United States of America or any agency thereof which mature within one (1) year from the date of the acquisition thereof and (d) Authorized Investment Vehicles.

     CHARTER DOCUMENTS: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

     COLLATERAL: All of the property, rights and assets of the Borrower that are or are intended to be subject to the security interest created by the Security Documents.

     CONSENT: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

     DEFAULT: An event or act which with the giving of notice and/or the lapse of time, would become an Event of Default.

     DRAWDOWN DATE: See [section]2.

     DISBURSEMENT PERIOD. See [section]2.

     ENVIRONMENTAL LAWS: All laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

     ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

     EVENT OF DEFAULT: Any of the events listed in [section]8 hereof.

     FEDERAL FUNDS EFFECTIVE RATE: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

     FINANCIALS: In respect of any period, the balance sheet of any person or entity as at the end of such period, and the related statement of operations, statement of cash flow and statement of stockholders equity for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

     FLEET CREDIT AGREEMENT: The Loan Agreement dated as of May 15, 1996 between the Borrower and Fleet National Bank.

     GAAP: Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, (a) generally, as in effect from time to time, and (b) for purposes of determining compliance by the Borrower with its financial covenants set forth herein, as in effect for the fiscal year therein reported in the most recent Financials submitted to the Bank prior to execution of this Agreement.

     HAZARDOUS MATERIALS: Any hazardous waste, as defined by 42 U.S.C. [section]6903(5), any hazardous substances as defined by 42 U.S.C. [section]9601(14), any pollutant or contaminant as defined by 42 U.S.C. [section]9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

     INDEBTEDNESS: In respect of any person or entity, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified:
(a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

     LIENS: Any encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any entity or person.

     LOAN: The term loan made or to be made to the Borrower pursuant to [section]2 hereof.

     LOAN DOCUMENTS: This Agreement, the Note, and the Security Documents, in each case as from time to time amended, restated, modified or supplemented.

     MARGIN: One-half of one percent (1/2%) per annum.

     MATERIALLY ADVERSE EFFECT: Any materially adverse effect on the financial condition or business operations of the Borrower or material impairment of the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents.

     MATURITY DATE: The earliest to occur of (a) October 22, 2001 and (b) such earlier date on which the Loan may become due and payable pursuant to the terms hereof.

     MORTGAGE: The mortgage dated as of the date hereof from the Borrower to the Bank with respect to the fee interest of the Borrower in the Property and in form and substance satisfactory to the Bank.

     MORTGAGED PROPERTY: The Property.

     NOTE. See [section]2.1.

     OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower to the Bank arising or incurred under this Agreement or any other Loan Document or in respect of the Loan or the Note or other instruments at any time evidencing any thereof, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

     OFFICE BUILDING: The building which is being constructed on the Property.

     ORIGINAL TERM LOAN: The term loan made by the Bank to the Borrower in the original principal amount of $1,500,000 pursuant to the Original Term Loan Agreement and the Original Term Loan Documents.

     ORIGINAL TERM LOAN AGREEMENT: The Term Loan Agreement dated as of September 30, 1994 between the Borrower and the Bank, as the same may be amended, restated, modified or supplemented from time to time, pursuant to which the Bank made the Original Term Loan to the Borrower.

     ORIGINAL TERM LOAN DOCUMENTS: The "Loan Documents" as such term is defined in the Original Term Loan Agreement.

     PERMITTED LIENS: See [section]7.2(b).

     POLICY: The Borrower's Investment Policy, a copy of which is attached hereto as Exhibit A.

     PROJECT COSTS: The aggregate cost of acquiring the Property, developing and constructing the Office Building to be located thereon and completing the contemplated improvements and renovations thereon.

     PROPERTY: The real property located at 701 Washington Highway, Lincoln, Rhode Island, which real property is subject to the Mortgage.

     REQUIREMENT OF LAW: In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

     SECURITY DOCUMENTS: Collectively, the Cash Collateral Agreement and the Mortgage, and all instruments and documents required to be delivered pursuant thereto.

     SURVEY: In relation to the Mortgaged Property, an instrument survey of such Mortgaged Property dated as of a date subsequent to August 1, 1996, which shall show the location of all buildings, structures, easements and utility lines on such Mortgaged Property, shall be sufficient to remove the survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of such Mortgaged Property, shall not show any encroachments by others, shall show the zoning district or districts in which such Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law.

     SURVEYOR CERTIFICATE: In relation to the Mortgaged Property for which a Survey has been conducted, a certificate executed by the surveyor who prepared such Survey dated as of a recent date and containing such information relating to such Mortgaged Property as the Bank or the Title Insurance Company may require, such certificate to be satisfactory to the Bank in form and substance.

     TANGIBLE NET WORTH: The excess of (a) all assets of the Borrower determined in accordance with GAAP, over (b) all liabilities of the Borrower determined in accordance with GAAP, minus (c) the sum of (i) the book value all intangibles determined in accordance with GAAP, including good will and intellectual property, and (ii) any write-up in the book value of assets since the most recent audited Financials in existence on the date hereof.

     TITLE INSURANCE COMPANY: Commonwealth Title Insurance Co., Inc.

     TITLE POLICY: In relation to the Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Bank may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Bank insuring the priority of the Mortgage or such Mortgaged Property and that the Borrower holds marketable fee simple title to such Mortgaged Property, subject only to the encumbrances permitted by such Mortgage and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Bank in its sole discretion, and shall contain such endorsements and affirmative insurance as the Bank in its discretion may require, including but not limited to (a) comprehensive endorsement and (b) variable rate of interest endorsement.

     TOTAL LIABILITIES: All liabilities of the Borrower that in accordance with GAAP are properly classified as liabilities.

     UNENCUMBERED CASH: The sum of (a) the Borrower's cash held in demand deposit accounts or interest bearing accounts at any financial institution, plus
(b) the Borrower's Cash Equivalents.

                          2. TERM LOAN CREDIT FACILITY.
                             -------------------------

     2.1. THE TERM LOAN.
          -------------

     (a) Subject to the terms and conditions of this Agreement (including, but not limited to those requirements set forth in paragraph (b) below), the Bank agrees during the Disbursement Period (as hereinafter defined), upon the request of the Borrower, to make up to a maximum of five (5) Advances (as hereinafter defined) of the Loan to the Borrower. The aggregate amount of all Advances of the Loan shall be in the maximum principal amount of $5,500,000 or so much thereof as shall have been disbursed during the Disbursement Period. The Loan shall be evidenced by a promissory note of the Borrower, in form and substance satisfactory to the Bank (the "Note"), dated as of the date hereof and payable to the order of the Bank.

     (b) Advances of principal may be requested by the Borrower during the period running from the date of this Agreement through and including October 31, 1997 (the "Disbursement Period") on the following terms and conditions (each portion of the Loan so advanced being an "Advance"), PROVIDED, HOWEVER, the Borrower shall not make more than five (5) separate requests for Advances during the Disbursement Period. The Borrower shall notify the Bank in writing not later than 11:00 a.m. (Boston time) on the day prior to the date on which the Advance is to be made (both of which days must be Business Days (the "Drawdown Date") of the proposed Drawdown Date of such Advance and of the principal amount of the Advance. Each such request for an Advance shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Advance requested from the Bank on the proposed Drawdown Date. Each request for an Advance shall be in a minimum amount of $750,000 and shall be accompanied by a written certification from the Borrower that the proceeds of such Advance are being used solely to finance the Project Costs (which Project Costs to date shall not be less than the amount of the Advance requested). Subject to the foregoing, and subject to the conditions set forth in [section]6, so long as no Default or Event of Default shall have occurred and is continuing and all the applicable conditions set forth in this

Agreement have been met, including, but not limited to, the Borrower taking all action necessary to perfect the Bank's security interest in the Property and the Office Building, the Bank shall advance the amount requested to a bank account designated by the Borrower in writing in immediately available funds not later than the close of business on such Drawdown Date.

     2.2. INTEREST.
          --------

     So long as no Event of Default is continuing, the Borrower shall pay interest on the principal amount of the Loan (or that portion which has been advanced to the Borrower pursuant to [section]2.1) at a rate per annum which is equal to the sum of (a) the Base Rate, and (b) the Margin, such interest to be payable in arrears on the first day of each calendar month for the immediately preceding calendar month, commencing with the first such day following the date hereof. While an Event of Default with respect to [section]8(a) or (b) or [section]7.3 is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the sum of (a) the Base Rate, and (b) two percent (2%) above the rate of interest otherwise applicable to the Loan until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (after as well as before judgment).

     2.3. REPAYMENTS AND PREPAYMENTS.
          --------------------------

     The Borrower hereby promises to pay to the Bank the principal amount of the Loan in sixteen (16) consecutive equal quarterly installments of 1/40th of the total amount of the Loan, with each such installment due on the last Business Day of each calendar quarter, commencing September 30, 1997, and with a final payment of the full amount of the remaining balance of the Loan on the Maturity Date. The Borrower may elect to prepay the outstanding principal of all or any part of the Loan, without premium or penalty, in a minimum amount of $100,000 or an integral multiple thereof, upon written notice to the Bank given by 10:00 a.m. Boston time on the date of such prepayment, of the amount to be prepaid. Each repayment or prepayment of principal of the Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid and shall be applied against the scheduled installments of principal due on the Loan in the inverse order of maturity. No amount repaid with respect to the Loan may be reborrowed.

     2.4. CASH COLLATERAL ACCOUNT.
          -----------------------

     (a) Prior to the date hereof, the Borrower has established with the Bank the Cash Collateral Account. Pursuant to the terms of the Cash Collateral Agreement, the Borrower is granting to the Lender a first priority security interest in the Cash Collateral Account and the amounts from time to time deposited therein.

     (b) In the event that the Borrower's Unencumbered Cash at any time is equal to or less than $25,000,000 but greater than $20,000,000, the Borrower shall, on the date such amount equals or falls below $25,000,000, cause to be deposited in the Cash Collateral Account as cash collateral for the Obligations an amount which is necessary to make the total amount in the Cash Collateral Account equal to or greater than twenty-five percent (25%) of the Obligations.

     (c) In the event that the Borrower's Unencumbered Cash at any time is equal to or less than $20,000,000 but greater than $15,000,000, the Borrower shall, on the date such amount equals or falls below $20,000,000, cause to be deposited in the Cash Collateral Account as cash collateral for the Obligations an amount which is necessary to make the total amount in the Cash Collateral Account equal to or greater than fifty percent (50%) of the amount of the Obligations.

     (d) If at any time the amount of the Borrower's Unencumbered Cash is equal to or less than $15,000,000, the Borrower shall on the date such amount equals or falls below $15,000,000 cause to be deposited in the Cash Collateral Account as cash collateral for the Obligations an amount which is necessary to make the total amount in the Cash Collateral Account equal to or greater than one hundred percent (100%) of the amount of the Obligations.

     (e) Notwithstanding anything to the contrary contained herein, in the event that the Borrower is required to deposit in the Cash Collateral Account an amount which is necessary to make the total amount in the Cash Collateral Account (i) equal to or greater than one hundred percent (100%) of the amount of the Obligations, and does in fact make such a deposit, and subsequent to making such deposit demonstrates to the satisfaction of the Bank that the amount of the Borrower's Unencumbered Cash is greater than $30,000,000 and has been greater than $30,000,000 for thirty (30) consecutive days, the Bank shall release all amounts in the Cash Collateral Account, PROVIDED, HOWEVER, the Borrower shall remain subject to the provisions of this [section]2; and (ii) equal to or greater than twenty five percent of the amount of the Obligations but less than 100% of the amount of the Obligations, and does in fact make such a deposit or deposits, and subsequent thereto demonstrates to the satisfaction of the Bank that the amount of the Borrower's Unencumbered Cash is greater than $40,000,000 and has been greater than $40,000,000 for thirty (30) consecutive days, the Bank hall release all amounts in the Cash Collateral Account, PROVIDED, HOWEVER, the Borrower shall remain subject to the provisions of this [section]2.

                          3. CHANGES IN CIRCUMSTANCES.
                             ------------------------

     If after the date hereof the Bank determines that (a) the adoption of or any change in any banking law, rule, regulation or guideline or the administration thereof (whether or not having the force of law), or (b) compliance by the Bank or its parent bank holding company with any guideline, request or directive (whether or not having the force of law), has the effect of reducing the return on the Bank's or such holding company's capital as a consequence of the Loan to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance by any amount deemed by the Bank to be material, the Bank may notify the Borrower thereof. The Borrower agrees to pay the Bank the amount of the Borrower's allocable share of the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. The Bank agrees to allocate shares of such reduction among the Borrower and the Bank's other customers similarly situated on a fair and non-discriminatory basis.

                              4. FEES AND PAYMENTS.
                                 -----------------

     The Borrower agrees to pay to the Bank a commitment fee calculated at the rate per annum which is equal to one-half of one percent (1/2%) on the average daily amount during each calendar quarter or portion thereof from the date of this Agreement to October 22, 1997 on the difference between $5,500,000 and the total amount of funds advanced by the Bank through such calendar quarter (including any advance which has been repaid). The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on October 22, 1997 or any earlier date on which the Bank's commitment to make any Advances to the Borrower shall terminate. All payments to be made by the Borrower hereunder or under any of the other Loan Documents shall be made in U.S. dollars in immediately available funds at the Bank's head office at 100 Federal Street, Boston, Massachusetts, without set-off or counterclaim and without any withholding or deduction whatsoever. The Bank shall be entitled to charge any account of the Borrower with the Bank for any sum due and payable by the Borrower to the Bank hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately succeeding Business Day, with interest and any applicable fees adjusted accordingly. All computations of interest or of the commitment fee payable hereunder shall be made by the Bank on the basis of actual days elapsed and on a 360-day year.

                       5. REPRESENTATIONS AND WARRANTIES.
                          ------------------------------

     The Borrower represents and warrants to the Bank on the date hereof and on each Drawdown Date that:

          (a) the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where it is doing business and where such qualification is necessary except where a failure to be so qualified would not have a Materially Adverse Effect, and the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party (i) are within its corporate authority,
     (ii) have been duly authorized, (iii) do not conflict with or contravene its Charter Documents;

          (b) upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms; except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

          (c) the Borrower has good and marketable title to all its material properties, subject only to Permitted Liens, and possesses all assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted, without known conflict with any rights of others. The Borrower maintains insurance with financially responsible insurers, copies of the policies for which have been previously delivered to the Bank, covering such risks and in such amounts and with such deductibles as are customary in the Borrower's business and are adequate;

          (d) the Borrower has provided to the Bank its audited Financials as at December 31, 1995 and its unaudited Financials for the fiscal quarter ended June 30, 1996, and such Financials are complete and correct and fairly present the position of the Borrower as at such date and for such period in accordance with GAAP consistently applied. The Borrower has also provided to the Bank its forecast of the operations of the Borrower for the period from fiscal year 1997 through fiscal year 2000, and such forecast has been prepared in good faith based upon reasonable assumptions;

          (e) since December 31, 1995 there has been no materially adverse change of any kind in the Borrower which would have a Materially Adverse Effect;

          (f) there are no legal or other proceedings or investigations pending or, to the best of the Borrower's knowledge, threatened against the Borrower before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Materially Adverse Effect;

          (g) the execution, delivery, performance of its obligations, and exercise of its rights under the Loan Documents by the Borrower, including borrowing under this Agreement (i) do not require any Consents; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law as now in effect, or (B) any Charter Document, corporate minute or resolution, instrument, agreement or provision thereof, in each case binding on it or affecting its property;

          (h) the Borrower is not in violation of (i) any Charter Document, corporate minute or resolution, (ii) any instrument or agreement, in each case binding on it or affecting its property, or (iii) any Requirement of Law, in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws;

          (i) upon execution and delivery of the Security Documents and the filing of documents thereby required, the Bank shall have first-priority perfected Liens on the Collateral, subject only to Liens permitted hereunder and entitled to priority under applicable law, with no financing statements, chattel mortgages, real estate mortgages or similar filings on record anywhere which conflict with such first-priority Liens of the Bank; and

          (j) the Borrower has no subsidiaries and, except as set forth on
     SCHEDULE 5(j) hereto, is not a party to any partnership or joint venture.

                            6. CONDITIONS PRECEDENT.
                               --------------------

     In addition to the making of the foregoing representations and warranties and the delivery of the Loan Documents and such other documents and the taking of such actions as the Bank may reasonably require at or prior to the time of executing this Agreement, the obligation of the Bank to make the Loan (or any Advance) to the Borrower hereunder is subject to the satisfaction of the following further conditions precedent:

          (a) each of the representations and warranties of the Borrower to the Bank herein, in any of the other Loan Documents or any documents, certificate or other paper or notice in connection herewith shall be true and correct in all material respects as of the time made or claimed to have been made;

          (b) no Default or Event of Default shall be continuing;

          (c) all proceedings in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Bank, and the Bank shall have received all information and documents as it may have reasonably requested;

          (d) no change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Bank would make it unlawful for the Bank to make the Loan or any Advance;

          (e) the Borrower shall have delivered to the Bank by not later than October 22, 1996 (i) certified copies of the Charter Documents; (ii) evidence that all corporate action necessary for the valid execution, delivery and performance by the Borrower of the Loan Documents has been duly and effectively taken; (iii) an incumbency certificate signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Borrower, each of the Loan Documents and to give notices and to take action on the Borrower's behalf under the Loan Documents; (iv) favorable legal opinions addressed to the Bank in form and substance satisfactory to the Bank from counsel to the Borrower; (v) an updated Survey for the Mortgaged Property together with a Surveyor Certificate relating thereto and evidence of payment of real estate taxes and municipal charges on all the Property not delinquent on or before October 22, 1996; (vi) a Title Policy covering the Mortgaged Property (or commitments to issue such policies, with all conditions to issuance of the Title Policy deleted by an authorized agent of the Title Insurance Company) together with proof of payment of all fees and premiums for such policies, from the Title Insurance Company and in amounts satisfactory to the Bank, insuring the interests of the Bank as mortgagee under the Mortgage; and (vii) a hazardous waste site assessment from environmental engineers and in form and substance satisfactory to the Bank, covering the Mortgaged Property; and

          (f) the Borrower shall have deposited in the Cash Collateral Account all amounts as are then required, if any, pursuant to [section]2.4.

                                  7. COVENANTS.
                                     ---------

     7.1. AFFIRMATIVE COVENANTS.
          ---------------------

     The Borrower agrees that until the obligation of the Bank, if any, to make Advances pursuant to [section]2 shall terminate and the payment and satisfaction in full of all the Obligations, the Borrower will comply with its obligations as set forth throughout this Agreement and to:

          (a) furnish the Bank: (i) as soon as available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year, certified by the Borrower's accountants;
     (ii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter its unaudited Financials for such quarter, certified by its chief financial officer; (iii) as soon as available but in any event within thirty (30) days after the end of each month in each fiscal year, its unaudited monthly Financials for such month, certified by its chief financial officer; (iv) as soon as available but in any event within ten (10) days of receipt thereof a copy of the accountant's management letter; and (v) together with the quarterly, monthly and annual audited Financials referred to in (i), (ii) and (iii) above, a certificate of the Borrower setting forth computations demonstrating compliance with the Borrower's financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if it has, the actions taken by the Borrower with respect thereto;

          (b) keep true and accurate books of account in accordance with GAAP, maintain its current fiscal year and permit the Bank or its designated representatives to inspect the Borrower's premises during normal business hours, to examine and be advised as to such or other business records upon the request of the Bank, and to permit the Bank's commercial finance examiners to conduct periodic commercial finance examinations;

          (c) (i) maintain its corporate existence, business and assets, (ii) keep its business and assets adequately insured, (iii) maintain its chief executive office in the United States, (iv) continue to engage in the same lines of business, and (v) comply with all Requirements of Law, including ERISA and Environmental Laws the noncompliance with which would have a Material Adverse Effect;

          (d) notify the Bank promptly in writing of (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect,
     (iii) any change of address, (iv) any threatened or pending litigation or similar proceeding affecting the Borrower or any material change in any such litigation or proceeding previously reported that would have a Materially Adverse Effect and (v) claims against any assets or properties of the Borrower encumbered in favor of the Bank;

          (e) use the proceeds of the Loan solely to finance the acquisition of the Mortgaged Property and the Project Costs, and not for the carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224;

          (f) provide the Bank with evidence that upon the completion of the Office Building and the contemplated improvements and renovations thereto and to the Mortgaged Property, the Borrower has contributed to the payment of the Project Costs (which contribution shall not be funded with the proceeds of any Advance) the greater of (i) $2,000,000 in cash and (ii) an amount in cash equal to twenty seven percent (27%) of the aggregate amount of the Project Costs and, in the event the amount of the Loan exceeds seventy three percent (73%) of the Project Costs, the Borrower shall immediately pay the amount of such excess to the Bank for application to the outstanding principal amount of the Loan, to be applied in the inverse order of maturity; and

          (g) cooperate with the Bank, take such action, execute such documents, and provide such information as the Bank may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents, including without limitation, where required by [section]2.13 of the Mortgage, assisting the Bank in obtaining one or more environmental assessments or audits of the Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Bank to evaluate or confirm whether any Hazardous Materials are present in the soil or water at such Mortgaged Property and whether the use and operation of such Mortgaged Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analysis as the Bank deems appropriate. Subject to the foregoing, all such environmental assessments shall be conducted and made at the expense of the Borrower.

     7.2. NEGATIVE COVENANTS.
          ------------------

     The Borrower agrees that until the obligation of the Bank, if any, to make Advances pursuant to [section]2 shall terminate and the payment and satisfaction in full of all the Obligations, the Borrower will not:

          (a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Bank (including, without limitation, Indebtedness to the Bank incurred under the Original Term Loan Agreement), (ii) Indebtedness in respect of the acquisition of property which does not exceed $2,000,000 in the aggregate, (iii) current liabilities of the Borrower not incurred through the borrowing of money or the obtaining of credit except credit on an open account customarily extended, (iv) Indebtedness in respect of taxes or other governmental charges contested in good faith and by appropriate proceedings and for which adequate reserves have been taken; and (v) Indebtedness not included above and listed on
     SCHEDULE 7.2(a) hereto;

          (b) create or incur any Liens on any of the property or assets of the Borrower except (i) Liens securing the Obligations; (ii) Liens securing taxes or other governmental charges not yet due; (iii) deposits or pledges made in connection with social security obligations; (iv) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old as to obligations not yet due; (v) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; (vi) purchase money security interests in or purchase money mortgages on real or personal property other than the Mortgaged Property securing purchase money Indebtedness permitted by [section]7.2(a)(ii) and [section]7.2(a)(v), covering only the property so acquired; (viii) liens and encumbrances on the Mortgaged Property as and to the extent permitted by the Mortgage; and
     (viii) other Liens existing on the date hereof and listed on SCHEDULE 7.2(b) hereto (collectively, the "Permitted Liens");

          (c) make any investments other than (i) investments in (1) marketable obligations of the United States maturing within one (1) year, (2) certificates of deposit, bankers' acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000, or
     (3) such other investments as the Bank may from time to time approve in writing; (ii) investments made by the Borrower pursuant to the terms and conditions of the Policy; and (iii) other Investments existing on the date hereof and listed on SCHEDULE 7.2(c) hereto;

          (d) make any distributions on or in respect of its capital of any nature whatsoever, other than dividends payable solely in shares of common stock other than as contemplated and described on Schedule 7.2(d) hereto; or

          (e) become party to a merger or party to any sale-leaseback transaction in excess of $10,000,000 during the term of this Agreement, or to effect any disposition of assets other than in the ordinary course, or to purchase, lease or otherwise acquire assets other than in the ordinary course.

     7.3. FINANCIAL COVENANTS.
          -------------------

          The Borrower agrees that until the obligation of the Bank, if any, to make Advances pursuant to [section]2 shall terminate and the payment and satisfaction in full of all the Obligations, the Borrower will not permit the ratio of Total Liabilities to Tangible Net Worth to exceed .50 to 1 at any time.

                       8. EVENTS OF DEFAULT; ACCELERATION.
                          -------------------------------

     If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay when due and payable any principal of the Loan when the same becomes due;

          (b) the Borrower shall fail to pay interest on the Loan or any other sum due under any of the Loan Documents within two (2) Business Days after notice from the Bank as to the amount(s) due and payable;

          (c) the Borrower shall fail to perform any term, covenant or agreement contained in [sections]7.1(a), 7.1(d) through (f), 7.2, 7.3 or in the Mortgage;

          (d) the Borrower shall fail to perform any other term, covenant or agreement contained in the Loan Documents within fifteen (15) days after the Bank has given written notice of such failure to the Borrower;

          (e) any representation or warranty of the Borrower in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

          (f) the Borrower shall be in default (after any applicable period of grace or cure period) under the Original Term Loan Agreement, the Fleet Credit Agreement or any agreement or agreements evidencing Indebtedness owing to a person or entity other than the Bank or any affiliates of the Bank or in excess of $500,000 in aggregate principal amount, or shall fail to pay such Indebtedness when due, or within any applicable period of grace;

          (g) any of the Loan Documents shall cease to be in full force and effect,

          (h) the Borrower (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

          (i) the Borrower shall be unable to pay its debts as they mature;

          (j) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower that, together with other outstanding claims and execution actions against the Borrower exceeds $500,000 in the aggregate;

     THEN, or at any time thereafter:

          (1) In the case of any Event of Default under clause (h) or (i), the obligation of the Bank, if any, to make any Advances pursuant to [section]2 shall terminate, and the entire unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts payable thereunder and under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (2) In the case of any Event of Default other than (h) and (i), the Bank may, by written notice to the Borrower, terminate the obligation of the Bank, if any, to make Advances pursuant to [section]2 hereof and/or declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

                                   9. SETOFF.
                                      ------

     Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may be applied to or set off against any principal, interest and any other amounts due from the Borrower to the Bank at any time without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower; PROVIDED, HOWEVER, that funds held in the Cash Collateral Account may not be applied by the Bank for obligations owing to the Bank under the Original Term Loan Agreement.

                               10. MISCELLANEOUS.
                                   -------------

     The Borrower agrees to indemnify and hold harmless the Bank and its officers, employees, affiliates, agents, and controlling persons from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including without limitation, against those in respect of the application of Environmental Laws to the Borrower, other than those claims, damages, liabilities and losses arising solely from the Bank's gross negligence or willful misconduct. The Borrower shall pay to the Bank promptly on demand all reasonable costs and out-of-pocket expenses (including any taxes and reasonable legal and other professional fees and fees of its commercial finance examiner) incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of any of the Loan Documents. Any communication to be made hereunder shall (a) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission, courier or letter, and (b) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days written notice specified another address), and shall be deemed made or delivered, when dispatched, left at that address, or five (5) days after being mailed, postage prepaid, to such address. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. The Bank shall be permitted to assign its rights and obligations hereunder (with the consent of the Borrower provided that no Event of Default shall have occurred and be continuing, which consent shall not be unreasonably withheld). This Agreement may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. The Bank agrees to exercise reasonable efforts to keep any information delivered or made available by the Borrower to it confidential from anyone other than persons employed or retained by the Bank, including legal counsel, who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan; provided, however, that nothing herein shall prevent the Bank from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (c) which has been publicly disclosed by or on behalf of the Borrower, (d) to the extent reasonably required in connection with any litigation to which the Bank or its affiliates may be a party, (e) to the extent reasonably required in connection with any audits or accountings and (f) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of the [section]10. The Bank agrees to provide the Borrower of notice of any required disclosure of information hereunder, unless the Bank is prohibited from noticing the Borrower or the Bank determines in its sole discretion that such a notice would have a material adverse effect on the Bank. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE NOTE ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN. The Borrower, as an inducement to the Bank to enter into this Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Loan Document.

     IN WITNESS WHEREOF, the undersigned have duly executed this Term Loan Agreement as a sealed instrument as of the date first above written.

                                             CYTOTHERAPEUTICS, INC.



                                             By:
                                                --------------------------------
                                                 Name:
                                                 Title:

                                             Address:

                                             Two Richmond Square
                                             Providence, Rhode Island 02906

                                             Tel:   (401) 272-3310
                                             Fax:  (401) 272-3485

                                             THE FIRST NATIONAL BANK OF
                                             BOSTON


                                             By:
                                                --------------------------------
                                                 Name:  Elizabeth C. Everett
                                                 Title: Director

                                             High Technology Division
                                             100 Federal Street, 01-08-04
                                             Boston, Massachusetts  02110
                                             Tel:   (617) 434-2318
                                             Fax:  (617) 434-0819

                                  SCHEDULE 5(j)
                                  -------------


                                 Joint Ventures

                                 SCHEDULE 7.2(a)
                                 ---------------


                                  Indebtedness

                                 SCHEDULE 7.2(b)
                                 ---------------


                                      Liens

                                 SCHEDULE 7.2(c)
                                 ---------------


                                   Investments

                                 SCHEDULE 7.2(d)


                                  Distributions